Exhibit 10.15

English Translation

Contract Reg. No.:

Technology Development Contract

Project Name: Network Game Development Engine

Trustor: Beijing Perfect World Network Technology Co., Ltd.

(Party A)

Trustee: E-Pie Entertainment and Technology Co., Ltd.

(Party B)

Place of Execution: Haidian District, Beijing Municipality

Date of Execution: April 20th, 2004

Validity Period: From April 20th 2004 to April 20th 2005

Beijing Technology Market Administration Office

English Translation

Instructions

1. “Contract Reg. No.” will be filled in by the Technology Contract Registration Department.

2. “Technology Transfer Contract” refers to a contract entered into by and between the parties for transferring patent rights, patent application rights, patent licenses or know-how. The text of the present Contract is applicable to transfer of know-how. For transfer of patent rights, patent application rights or patent licenses, the text of the technology contract for patents shall be applied.

3. If it is a planned project, indicate it at the level of the department/commission of the State Council, the province, the autonomous region, the municipality directly under the Central Government, the municipality directly under State planning, the municipality or the county. If it does not belong to any of the above levels, check the blank space with ( / ).

4. The scope of know-how and confidentiality period refer to the obligations of both parties for the confidentiality of the know-how, the geographical scope of confidentiality, the beginning and ending times of confidentiality, and the liabilities for disclosing know-how.

5. In this Contract, for any clause that will not be filled in, as agreed by both parties, check the blank space with ( / ).

English Translation

As per the provisions of the Contract Law of the People’s Republic of China and through friendly negotiation between Party A and Party B regarding the technology transfer of the project of Network Game Development Engine (this project is a     /     plan T), this Contract is entered into by and between both parties.

I. Contents, Requirements and Industrial Development Degree of Know-how

[Brief Introduction of Main Functions and Uses]

Basic functions and technical indexes of Network Game Development Engine

The network game development engine is an indispensable tool for developing and making network games. Using the development engine will not only dramatically reduce the workload of developers and reduce development costs, but also significantly improve the control over the development process and improve the development quality. In addition, using the development engine also enables many game characteristics that could not be achieved before.

The network game development engine provides a complete set of tools for developing network games. These tools include:

3DS Max: It is an output plug-in unit designed for art designers to make gaming resources. It can export the models created by the art designer in Max into the model format that can be directly used by the engine.

Effect and model editor: It is designed for art designers to edit composite models. This editor enables art designers to conveniently design visual effects (explosions, fireworks, etc) for games and bundle these visual effects and sound effects with the animations in models, thus generating composite models that can be used in games. Through simple play commands in the program, these composite models enable synchronous playing of the model animations, visual effects and sound effects.

Game editor: It is designed for game designers. In this editor, game designers can very intuitively design the components of the game world, thus dramatically reducing the time needed for designing the game world and effectively reducing the complexity of designing the game world.

In addition, it also provides programmers with a complete set of SDKs, including such functional modules as 3D, media, file control, network communications, server data management, etc, helps them solve various kinds of technical difficulties in writing network game programs and enables programmers to completely focus on the writing and control of game logics, thus improving the program development efficiency and effectively guaranteeing the game quality.

[Brief Introduction of Main Technical Indexes]

It is mainly applicable to PIII500 or above.

Operating system: Windows 2000, XP

Programming language and edition: VC6++

Main technical indexes of the engine:

(I) Bone System

It is a skeleton (Bone System, bone hierarchy) consisting of several bones. On the Bone System various kinds of controllers (e.g. IK Solver or controllers of laws of physics) can be attached to control the motion of the bones, thus enabling transitions or combinations among different actions or generating the required bone motions through the computer.

English Translation

(II) Skinned Mesh

Through designating the bone to which each vertex is attached and the weight of the bone to the said vertex and, at the time of rendering, through calculating the location of each vertex on basis of the location of the bone, the soft animations supported the Bone System are generated. Such soft animations only stores the key frame information of the Bone System and only has a storage capacity as that for hard animations, thus significantly saving the memory needed for using soft animations in games (of course, it will use some CPU time). The biggest benefit of using Skinned Mesh is that, when the program is running, it can generate new animations through changing the information of the Bone System. So it enables natural transitions and combinations among different actions, thus randomly combining and connecting actions of the actions of various roles in the game. This not only reduces the workload of art designers but also reduces the difficulties programs have in controlling actions as well as makes the actions of different roles more realistic and continuous. In addition, through comprehensive use of the Bone System and the Skinned Mesh, we can use scripts (programs) to generate natural animations that will never repeat (e.g. the animations for the facial expressions of people; the animations for the clothes of roles based on mass point systems, etc).

If some nodes are controlled by only one bone and the weight is 1.0, it is a hard animation.

(III) Quad-tree based Terrain Generation Algorithm

Representation of broad and real landforms is a basic function that any virtual reality simulation software must provide. In this network game engine, we adopt the simplified algorithm based on a global strategy. It supports the generation of extra large landforms and thus improves the automatic combination algorithm for ground blocks, thus enabling more efficient representation of landforms and better effects.

(IV) Particle System

The Particle System is a powerful tool used in computerized graph programs for representing objects that cannot be modeled with polygons, e.g. smoke, fire, rain, snow, etc. This system enables realistic representation of such volatile natural phenomena.

(V) Image Based Lighting

Image Based Lighting is unlike the traditional vertex-based rendering mode. Under the traditional vertex-based rendering mode, the lighting algorithm based on the Limbert rationale only exists in on the vertexes of the model, while the colors of other locations of the model are obtained through linear interpolations between adjacent vertexes. So, in order to increase the detailed representations of lighting results (e.g. bright lines cast on walls through slits), you have to increase the number of vertexes used by the model, thus greatly increasing the system load. However, the image-based lighting technology uses the lighting maps obtained through pre-processing for rendering the model. The correctness and details of the lighting results are completely determined by the lighting maps. At the same time, the texture mapping technology of the hardware can be used to efficiently render the lighting maps.

English Translation

(VI) Collision detection

This engine enables several common collision detection algorithms, e.g. ray and AABB, ray and OBB, ray and triangle, AABB and triangle, etc, thus providing bottom support for using various collision detection programs in games.

(VII) Network bottom communications modules

UDP-based network bottom communications modules fully consider such conditions as network delays, packages losses, etc, and provide stable network communication links, thus ensuring the stable operation of network communications.

II. Technical Information and Materials and the Deadline, Place and Means of Delivery

Within 30 days after this Contract takes effect, Party B shall provide Party A the following technical information and materials by in-person delivery in Haidian District, Beijing:

1.	User requirements files for this system

2.	General design files of this system

3.	List of core technologies used in this system

4.	Detailed manual for core technologies of this system

5.	Descriptions of core algorithms of this system

6.	Detailed designs files for all parts of this system

7.	Source codes for the programs of core algorithms of this system

8.	Source codes of the sub-programs of all functions of this system

9.	Electronic version of user’s instructions of this system

10.	Common troubles of this system and programs for eliminating them

11.	Other technical documents deemed by both parties as necessary

For clauses marked with “T”, please fill in as per the requirements of the instructions.

III. R&D Plan

From April 6th 2004, when this Contract is executed, to April 20th 2005, Party A shall complete the delivery of the overall system design, core technologies, source codes, core algorithms and relevant technical materials.

IV. Criteria and Method for Acceptance

After Party A has used and trial operated this technology for 1 month and all the technical indexes listed in Article I herein have been achieved, acceptance inspection shall be conducted as per the criteria jointly formulated by both parties by means of an acceptance verification meeting. The technical project acceptance certificate shall be issued by Party A.

V. Price and Payment Method

(I)	Total price (in words): Renminbi Three Million and Four Hundred Thousand Yuan ONLY

Including the price of the technology transaction (in words): Renminbi Three Million and Four Hundred Thousand Yuan ONLY

English Translation

(II)	Method for payment: Use the No.‚ method mentioned below

	Pay in one lump sum:	Yuan; time:
‚	Pay in installments:

Initial installment: Renminbi one million and seven hundred thousand Yuan ONLY

Date: April 25th 2004

2nd installment: Renminbi one million and seven hundred thousand Yuan ONLY

Date: Sept. 30th 2004

ƒ	Take commission at a rate of % of the profit for the period from to
„	Take commission at a rate of % of the profit for the period from to
…	Other means:

VI. Calculation of Liquidated Damages

When this Contract is breached, the breaching party shall bear the liabilities in accordance with relevant provisions of the Contract Law of the People’s Republic of China.

(I) If Party B breaches any provision of Article II herein, Party B shall bear the following liability:

Party B shall pay to Party A an amount of Renminbi ten thousand only (RMB10,000) as the liquidated damages for each of the delayed days.

(II) If Party A breaches any provision of Article VI herein, Party A shall bear the following liability:

Party A shall pay to Party B an amount of Renminbi ten thousand only (RMB10,000) as the liquidated damages for each of the delayed days.

VII. Contents of Technical Directions (Incl. Place, Method and Expenses)

Party B shall be responsible for training 10 ordinary technicians of Party A. The training shall enable the people of Party A to install, use, debug and trouble shoot the system in an experienced manner. The training time shall not be less than 10 working days. The training shall be held in Beijing. Party B shall be responsible for paying for the foods and accommodation for the people of Party A when they stay in Beijing.

Party B shall be responsible for training two core technicians of Party A. The training shall enable the people of Party A to grasp the overall design, core algorithms and core technologies of the system in an experienced manner and to understand the core program codes. The training time

English Translation

shall not be less than 10 working days. The training shall be held in Beijing. Party B shall be responsible for paying for the foods and accommodation for the people of Party A when they stay in Beijing.

VIII. Ownership of Technical Results

After Party A pays the development price, the whole copyright of the technology development project as agreed herein belongs to Party A. It is hereby guaranteed by Party B that the entrusted development project does not infringe on any third party’s intellectual property rights, including patented rights, copyrights, etc.

IX. Means for Settlement of Disputes

Any dispute arising during performing this Contract shall be settled through reconciliation or mediation between both parties. In case reconciliation or mediation fails to solve it, it may be solved through arbitration or any judicial procedure.

(I) It is agreed by both parties to submit the dispute to Beijing Haidian District Arbitration Commission for arbitration;

(II) It is agreed by both parties to submit it to the people’s court at the domicile of the plaintiff.

X. Interpretation of Terms and Terminologies

XI. Others

English Translation

Transferee (Party A)	Name	Beijing Perfect World Network Technology Co., Ltd.			Technology Contract Seal Or Corporate Seal [Seal: Beijing Perfect World Network Technology Co., Ltd.] April 6th 2004
	Legal Rep	Chi Yufeng
	Authorized Agent	(Signature and Seal) /s/ Chi Yufeng
	Contact (Handler)	Xiao Xinguang
	Domicile (Mail Add)	Tsinghua University Post Office, Beijing, P.O. Box 84-145	Zip Code	100084
	Tel	82619072	Fax	82619072
	Opening Bank	China Construction Bank, Tsinghua Park Branch
	A/C NO.	11001079900053000393

Transferor (Party B)	Name	E-Pie Entertainment and Technology Co., Ltd.			Technology Contract Seal Or Corporate Seal [Seal: E-Pie Entertainment and Technology Co., Ltd.] April 6th 2004
	Legal Rep	Wang Tongyan
	Authorized Agent	(Signature and Seal) /s/ Wang Tongyan
	Contact (Handler)	Niu Yuekun
	Domicile (Mail Add)	No.45, Chengfu Road, Haidian District, Beijing	Zip Code	100083
	Tel	62658395	Fax	62658380
	Opening Bank	China Construction Bank, Tsinghua Park Branch
	A/C NO.	6510005092610032127

English Translation

Paste Stamp Tax Receipts Here

Examination and Registration Column for Registration Authority:

Handled By:	/s/ Zhang Beihai	Technology Contract Registration Authority (Special Seal)

[Seal: Beijing Technology Market Administration Office]

April 9th 2004